Exhibit T3D2

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IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	Chapter 15
LDK SOLAR CO., LTD. (IN PROVISIONAL LIQUIDATION),[1]	Case No. 14-12387 (PJW)
Debtor in a Foreign Proceeding.	Re: Docket Nos. 2, 3, 4, 5,19, 20 & 21

ORDER (I) RECOGNIZING THE CAYMAN PROCEEDING OF LDK SOLAR CO., LTD. AS A FOREIGN MAIN PROCEEDING AND (II) GRANTING RELATED RELIEF

Upon the Motion2 of Eleanor Fisher and Tammy Fu of Zolfo Cooper (Cayman) Limited, in their capacity as foreign representative (in such capacity, the “Foreign Representatives”) of LDK Solar CO., Ltd. (the “LDK Parent”) for entry of (i) the Provisional Order enforcing the terms of the Cayman Court’s Order Appointing Provisional Liquidators dated February 27, 2014 on an interim basis in the United States and granting certain other provisional related relief and (ii) a final order, after notice and a hearing, granting recognition of the Cayman Proceeding as a foreign main proceeding or, in the alternative, as a foreign nonmain proceeding and enforcing the terms of the Cayman Order on a permanent basis in the United States; and upon consideration of the Motion and all pleadings related thereto; and the Provisional Order having been entered on October 22, 2014 [Docket No. 20] after due notice and a hearing; and upon consideration of the Motion and all pleadings related thereto, including (i) the Memorandum of Law in Support of (I) Chapter 15 Petition of LDK Solar CO., Ltd. (in Provisional Liquidation) and (II) Motion for (A) Provisional Relief, (B) Recognition of the

[1]	The last four digits of the Cayman Islands registration number of LDK Solar CO., Ltd (in provisional liquidation) are 6736. The mailing address for LDK Solar CO., Ltd. (in provisional liquidation) is: Zolfo Cooper (Cayman) Limited as Joint Provisional Liquidators, Attn: Eleanor Fisher & Tammy Fu, P.O. Box 1102 GT, 4th Floor, Building 3, Cayman Financial Centre, Grand Cayman KYI-1002, Cayman Islands.
[2]	Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Motion.

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Cayman Proceeding as a Foreign Main Proceeding or, in the Alternative, as a Foreign Nonmain Proceeding and (C) Certain Related Relief (the “Memorandum of Law”), (b) the Declaration of Tammy Fu in Support of (I) Chapter 15 Petition of LDK Solar CO., Ltd. (In Provisional Liquidation) and (II) Motion of the Foreign Representatives For (A) Provisional Relief, (B) Recognition of the Cayman Proceeding as a Foreign Main Proceeding or, in the Alternative, as a Foreign Nonmain Proceeding, and (C) Certain Related Relief (the “JPL Declaration”) and (c) the Declaration of Jonathan Guy Manning in Support of (A) Chapter 15 Petition of LDK Solar CO., Ltd. (In Provisional Liquidation) For Recognition of Foreign Main Proceeding, and (B) Motion For (I) Provisional Relief (II) Recognition of the Cayman Proceeding as a Foreign Main Proceeding and (III) Certain Related Relief (the “Manning Declaration”); and the Court finding that: (a) the Court has jurisdiction to consider this matter pursuant to 28 U.S.C. §§ 157 and 1334, (b) venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409, (c) this matter is a core proceeding pursuant to 28 U.S.C. § 157(b)(2), and (d) notice of the Motion was due and proper under the circumstances and no further or other notice need be given; and hearings having been held to consider the relief requested in the Motion on October 22, 2014 and November 21, 2014 and upon the record of the hearings and all of the proceedings had before the Court; and the Court having found and determined that the relief sought in the Motion is consistent with the purpose of chapter 15 of the Bankruptcy Code and that the legal and factual bases set forth in the Motion establish just cause for the relief granted herein; and it appearing that the relief requested in the Motion is in the best interest of LDK Parent, its estate, its creditors and other parties in interest; and after due deliberation and sufficient cause appearing therefor, the Court additionally finds and concludes that:

A. The Foreign Representatives are each a person within the meaning of section 101(41) of the Bankruptcy Code and is the duly appointed foreign representative of LDK Parent within the meaning of section 101(24) of the Bankruptcy Code.

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B. LDK Parent’s Chapter 15 Case was properly commenced pursuant to sections 1504 and 1515 of the Bankruptcy Code.

C. The Chapter 15 Petition filed by LDK Parent on the Petition Date, as supplemented by the record in this Chapter 15 Case, meets each of the requirements of section 1515 of the Bankruptcy Code and Bankruptcy Rule 1007(a)(4) (subject to certain relief requested in the concurrently filed Motion of Foreign Representatives For an Order (I) Specifying the Form and Manner of Service of Notice, (II) Scheduling the Recognition Hearing, (III) Shortening Certain Deadlines Provided Under the Bankruptcy Code and the Bankruptcy Rules and (IV) Granting Related Relief (the “Notice Motion”)).

D. The Cayman Proceeding is a foreign proceeding within the meaning of section 101(23) of the Bankruptcy Code.

E. The Cayman Proceeding is entitled to recognition by this Court pursuant to section 1517(a) of the Bankruptcy Code.

F. The Cayman Proceeding is pending in the Cayman Islands, which is the location of LDK Parent’s center of main interests, and, as such, is a foreign main proceeding pursuant to section 1502(4) of the Bankruptcy Code and is entitled to recognition as a foreign main proceeding pursuant to section 1517(b)(1) of the Bankruptcy Code.

G. The Foreign Representatives and LDK Parent are entitled to all the relief provided pursuant to section 1520 of the Bankruptcy Code.

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H. The Foreign Representatives are entitled to the relief expressly set forth in 11 U.S.C. §§ 1521(a) and (b) that is granted hereby.

I. The relief granted hereby is necessary and appropriate, in the interests of the public and international comity, consistent with the public policy of the United States, warranted pursuant to sections 105(a), 1507(a), 1509(b)(2)-(3), 1520, 1521 and 1525 of the Bankruptcy Code, and will not cause any hardship to any parties in interest that is not outweighed by the benefits of granting relief.

J. Absent the relief granted hereby, LDK Parent may be subject to the prosecution of judicial, quasi-judicial, arbitration, administrative or regulatory actions or proceedings against LDK Parent or their property, thereby interfering with and causing harm to, LDK Parent, its creditors, and other parties in interest in the Cayman Proceeding and, as a result, LDK Parent, its creditors and such other parties in interest would suffer irreparable injury for which there is no adequate remedy at law.

K. Absent the requested relief, the efforts of LDK Parent, the Cayman Court and the Foreign Representatives in conducting the Cayman Proceeding and effecting the proposed global restructuring of LDK Parent may be thwarted by the actions of certain creditors, a result inimical to the purposes of chapter 15 as reflected in section 1501(a) of the Bankruptcy Code.

L. Each of the injunctions contained in this Order (i) is within the Court’s jurisdiction, (ii) confers material benefits on, and is in the best interests of, LDK Parent and its creditors, including without limitation the creditors in the Cayman Proceeding, and (iii) is important to the overall objectives of the Cayman Proceeding.

M. The interest of the public will be served by this Court’s granting of the relief requested by the Foreign Representatives.

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NOW, THEREFORE, IT IS HEREBY:

ORDERED, that the Motion is GRANTED as set forth herein; and it is further

ORDERED, that the Cayman Proceeding is hereby recognized as a foreign main proceeding pursuant to section 1517 of the Bankruptcy Code; and it is further

ORDERED, that all provisions of section 1520 of the Bankruptcy Code apply in this Chapter 15 Case, including, without limitation, the stay under section 362 of the Bankruptcy Code throughout the duration of this Chapter 15 Case or until otherwise ordered by this Court; and it is further

ORDERED, that the Cayman Order (and any amendments or extensions thereof as may be granted from time to time by the Cayman Court) is hereby enforced on a final basis and given full force and effect in the United States; and it is further

ORDERED, that the relief granted in the Provisional Order of this Court shall continue in full force and effect; and it is further

ORDERED, that, subject to sections 1520 and 1521 of the Bankruptcy Code, the Cayman Order, and the transactions consummated or to be consummated thereunder, shall be granted comity and given full force and effect in the United States to the same extent they are given effect in the Cayman Islands, and each is binding on all creditors of LDK Parent and any of their successors and assigns; provided, however, that nothing in this Order shall be deemed to modify section 1521(d) of the Bankruptcy Code; and it is further

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ORDERED, that all entities (as that term is defined in section 101 (15) of the Bankruptcy Code), other than the Foreign Representatives and their expressly authorized representatives and agents, are hereby enjoined from:

a)	execution against any of LDK Parents’ assets;

b)	the commencement or continuation, including the issuance or employment of process, of a judicial, administrative, arbitral, or other action or proceeding, or to recover a claim, including without limitation any and all unpaid judgments, settlements, or otherwise against LDK Parent in the United States;

c)	taking or continuing any act to create, perfect, or enforce a lien or other security interest, set-off, or other claim against LDK Parent or any of their property;

d)	transferring, relinquishing, or disposing of any property of LDK Parent to any entity (as that term is defined in section 101(15) of the Bankruptcy Code) other than the Foreign Representative;

e)	commencing or continuing an individual action or proceeding concerning LDK Parent’s assets, rights, obligations, or liabilities to the extent they have not been stayed pursuant to section 1520(a) of the Bankruptcy Code; and

f)	terminating contracts or otherwise accelerating obligations thereunder; provided, in each case, that such injunction shall be effective solely within the territorial jurisdiction of the United States;

and it is further

ORDERED, that nothing in this Order shall affect or impair the rights and protections of the Chapter 11 Debtors, including the automatic stay protections under section 362 of the Bankruptcy Code in the Chapter 11 Cases; and it is further

ORDERED, that notice of entry of this Order, shall be served in accordance with this Court’s Order (I) Specifying the Form and Manner of Service of Notice, (II) Scheduling the Recognition Hearing and (III) Shortening Certain Deadlines Provided Under the Bankruptcy Code and the Bankruptcy Rules and (IV) Granting Related Relief, dated October 22, 2014 (the “Notice Order”). Service in accordance with the Notice Order constitutes adequate and sufficient service and notice;

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ORDERED, that the terms and conditions of this Order shall be immediately effective and enforceable upon its entry; and it is further

ORDERED, that the Foreign Representatives and LDK Parent are not subject to any stay in the implementation, enforcement or realization of the relief granted in this Order;

ORDERED, that the Foreign Representatives and LDK Parent are authorized and empowered to take all actions necessary to implement the relief granted in this Order; and it is further

ORDERED, that the Foreign Representatives, LDK Parent, and/or each of their successors, representatives, advisors, or counsel shall be entitled to the protections contained in sections 306 and 1510 of the Bankruptcy Code; and it is further

ORDERED, that this Court shall retain jurisdiction with respect to all matters arising from or related to the implementation of this Order.

Dated:	November 21, 2014
Wilmington, Delaware

PETER J. WALSH
UNITED STATES BANKRUPTCY JUDGE